As filed with the Securities and Exchange Commission on June 8, 2001

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ROCHESTER MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-1613227
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Rochester Medical Drive
Stewartville, Minnesota 55976	55976
(Address of principal executive offices)	(Zip Code)

ROCHESTER MEDICAL CORPORATION
2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Anthony J. Conway	Copy to:
Chief Executive Officer	Jonathan B. Abram
Rochester Medical Corporation	Dorsey & Whitney LLP
One Rochester Medical Drive	Pillsbury Center South
Stewartville, Minnesota 55976	220 South Sixth Street
(Name and address of agent for servic	Minneapolis, Minnesota 55402-1498

(507) 533-9600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock	500,000 shares	$ 6.22	$ 3,110,000	$ 778
($.01 par value)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based upon the average of the high and low selling prices of such Common Stock as quoted on the Nasdaq National Market on June 6, 2001 for the 500,000 shares of such Common Stock issuable pursuant to the Rochester Medical Corporation 2001 Stock Incentive Plan.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents which have been filed with the Securities and Exchange Commission (the “Commission”) by Rochester Medical Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended September 30, 2000, filed with the Commission on December 20, 2000;

(b)	The Company’s quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2000 and March 31, 2001, filed with the Commission on February 13, 2001 and May 14, 2001, respectively; and

(c)	The description of the Company’s Common Stock contained in Item 1 of the Registration Statement on Form 8-A filed December 10, 1990, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-8 and prior to the termination of the offering described herein.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person’s official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions

II-1

in such person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         Minnesota law and the Company’s Bylaws provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with the Company against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

         The Company maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         No securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8. EXHIBITS.

4.1	Rochester Medical Corporation 2001 Stock Incentive Plan.

5.1	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

II-2

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stewartville, State of Minnesota, on the 8th day of June, 2001.

ROCHESTER MEDICAL CORPORATION

By: /s/ Anthony J. Conway
Anthony J. Conway
Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 8th day of June, 2001, by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Anthony J. Conway	Chairman of the Board, Chief Executive Officer and Director
Anthony J. Conway	(principal executive officer)

/s/ David A. Jonas	Chief Financial Officer, Treasurer and Director of Operations
David A. Jonas	(principal financial officer and principal accounting officer)

*	Vice President, Production Technologies, and Director
Philip J. Conway

*	Vice President, Research and Development, and Director
Richard D. Fryar

*	Director
Darnell L. Boehm

*	Director
Peter R. Conway

*	Director
Roger W. Schnobrich

Director
Benson F. Smith

*By: /s/ David A. Jonas
David A. Jonas
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Page

4.1	Rochester Medical Corporation 2001 Stock Incentive Plan.

5.1	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.